Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400

Deerfield, IL  60015

www.cfindustries.com

Investor Contact:                                                                       Terry Huch, 847-405-2515, thuch@cfindustries.com

Media Contact:                                                                                Susan Fisher, 847-405-2551, sfisher@cfindustries.com

CF Industries Holdings, Inc. Reports Record Fourth Quarter 2011

Net Earnings of $438.9 Million, or $6.66 per Diluted Share

After record-setting 2011, company’s outlook for 2012 is excellent

Fourth Quarter Highlights

•                  Record fourth quarter net earnings attributable to common stockholders of $438.9 million, or $6.66 per diluted share, up from $200.3 million, or $2.78 per share, in fourth quarter 2010.

•                  Record fourth quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of $870.6 million, compared to $499.5 million in the fourth quarter of 2010.

•                  Record fourth quarter net sales of $1.7 billion compared to $1.2 billion in the 2010 fourth quarter.

•                  Strong cash and cash equivalent balance of $1.2 billion after a $621 million reduction in customer deposits and common share repurchases of $198 million.

Full Year Highlights

•                  Record net earnings attributable to common stockholders of $1.5 billion, or $21.98 per diluted share, up from $349.2 million, or $5.34 per share, the previous year.

•                  Record EBITDA of $3.0 billion, compared to $1.1 billion in 2010.

•                  Record net sales of $6.1 billion, compared to $4.0 billion in 2010.

•                  Record sales volume of 14.9 million tons, including record 13.0 million tons of nitrogen products.

•                  Repurchased 6.5 million shares of common stock, or nine percent of outstanding shares.

Outlook

•                  Tight global grain stocks, increased corn plantings in North America, high global demand for crop nutrients and favorable natural gas prices are expected to sustain margins and volumes at high levels.

Deerfield, Illinois — (BusinessWire) — February 15, 2012:  CF Industries Holdings, Inc. (NYSE: CF) today reported fourth quarter 2011 net earnings attributable to common stockholders of $438.9 million, or $6.66 per diluted share, compared to earnings of $200.3 million, or $2.78 per diluted share, in the fourth quarter of 2010.  Fourth quarter pre-tax results included $49.7 million of non-cash mark-to-market losses on natural gas derivatives, which reduced after-tax earnings per diluted share by $0.47.

Net sales in the fourth quarter were $1.7 billion, 39 percent higher than the 2010 fourth quarter sales of $1.2 billion due to higher realized selling prices.  Total sales volume of 3.8 million tons1 was down 44,000 tons compared to the fourth quarter of 2010.

“Our team executed very well and took advantage of every opportunity the market provided,” commented Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.  “Our selling discipline and focus on maximizing margins throughout the year provided a very good order book entering the fourth quarter, which helped us achieve record fourth quarter EPS even in an increasingly challenging environment.”

Fertilizer markets experienced normal seasonal demand softness in late November and into December.  This effect was compounded by global economic uncertainty, especially in Europe, which led to steep declines in the prices of grains and crop nutrients.  By the end of the quarter, grain and oilseed prices had rebounded due to very dry weather in Argentina and Brazil.  Nitrogen and phosphate prices also found their respective floors and moved higher at the end of the year as the spring application and planting seasons approached.

CF Industries entered the fourth quarter of 2011 with a large order book for the quarter reflecting attractive forward prices contracted earlier in the year.  These orders allowed the company to bridge the extended lull in demand and await patiently an expected rebound in prices due to low grain stocks and compelling farm economics.  In addition to limiting the amount of low-priced business transacted, this approach also caused a draw-down in the forward order book and corresponding customer deposits.

Full Year Results

Earnings attributable to common stockholders in 2011 totaled $1.5 billion, or $21.98 per diluted share, compared to $349.2 million, or $5.34 per diluted share, in 20102.  Full-year pre-tax results included $77.3 million of non-cash mark-to-market net losses on natural gas derivatives, a $34.8 million impairment charge due to the permanent shutdown and removal of the methanol plant at the company’s Woodward, Oklahoma, nitrogen complex, $34.5 million of gains on asset dispositions, $24.3 million in business combination costs and $1.2 million in Peru project development costs.  These items increased/(reduced) after-tax earnings per diluted share by $(0.68), $(0.31), $0.31, $(0.21) and $(0.02), respectively.

“Industry conditions were very attractive in 2011, with demand for our products supported by robust grain market fundamentals, sustained nitrogen and phosphate imports by India and South America, and restrictive export policies in China,” Wilson noted.  “We enjoyed a position of competitive strength because of the combination of high global prices for commodities, declining natural gas costs in North America, and our advantageous business configuration.  Our achievement of $3.0 billion of EBITDA in 2011 is a testament to the company’s powerful business model and great execution.”

Teamwork, timely decision making, flexibility and previous investments in production and distribution capabilities helped company employees meet commitments to satisfy customer needs in 2011.  Net sales rose 54 percent, from $4.0 billion in 2010 to $6.1 billion in 2011, with increases in both price and volume.

For the year, CF Industries had capital expenditures of $247.2 million.

Nitrogen Segment

During the fourth quarter of 2011, CF Industries shipped 3.3 million tons of ammonia, urea, urea ammonium nitrate solution (UAN), ammonium nitrate (AN) and other nitrogen products, about equal to the sales volume in the year-ago quarter.  The full year 2011 marked the first time the company sold 13.0 million tons of nitrogen products in a year.  Five of the company’s seven nitrogen production complexes in North America set annual production records in one or more of their plants.

Ammonia volume of 874,000 tons was sold at an average price of $633 per ton in the fourth quarter of 2011, compared to 917,000 tons at an average price of $452 in the fourth quarter of 2010.  The fall direct application ammonia season benefited from mild weather and a long application window, similar to conditions in 2010, which allowed the company to resupply its terminals during the application season.  The NuStar and Magellan ammonia pipelines both returned to service sooner than expected after the Missouri River flooding receded, and earlier investments in CF Industries’ terminal facilities enabled increased throughput, shorter loading times and additional spot sales.

Capping a year of outstanding manufacturing performance, the company’s ammonia plants collectively operated at 100 percent of rated capacity in the fourth quarter, as they had done in all previous quarters of 2011.  The company sold 2.7 million tons of ammonia in 2011 at an average realized price of $586, compared to 2.8 million tons in 2010 at an average price of $402.

CF Industries sold 568,000 tons of granular urea at an average price of $465 in the fourth quarter of 2011, compared to 591,000 tons at an average price of $331 in the 2010 fourth quarter.  The exceptional pricing performance was the product of a very strong order book entering the quarter.  For the full year, CF Industries sold 2.6 million tons of urea, about equal to the amount sold in the 2010, but at an average price that was $112 per ton higher.

The company sold 1.6 million tons of UAN in the fourth quarter of 2011 at an average price of $354, compared to 1.4 million tons at an average price of $206 in the year-ago quarter.  Similar to urea, the favorable price realization achieved for UAN was the result of attractive forward orders booked earlier.

For the full year, CF Industries sold a record 6.2 million tons of UAN, up 29 percent from 2010.  The large volume increase reflected a full year for the combined company, compared to a partial year following the acquisition of Terra Industries in 2010, and the expansion of UAN production at the company’s Woodward, Oklahoma, facility at the end of the first quarter.

In the fourth quarter, AN volume of 198,000 tons was sold at an average price of $258, compared to 263,000 tons at an average price of $211 in the fourth quarter of 2010.  For the full year, AN sales volume of 953,000 tons was up 21 percent compared to 2010.

Total nitrogen net sales in the fourth quarter were $1.5 billion, up 46 percent from the 2010 fourth quarter.  Gross margin for the nitrogen segment was $786.0 million, or 54 percent of sales, compared to $420.6 million, or 42 percent of sales in the year-ago quarter.  The increase in the percentage was due primarily to higher product prices and lower natural gas costs, offset partially by mark-to-market losses on natural gas derivatives in the 2011 fourth quarter compared to mark-to-market gains in the 2010 fourth quarter.

For the full year, the nitrogen segment had gross margin of $2.6 billion, or 51 percent of sales, on sales of $5.0 billion and volume of 13.0 million tons, all records.

CF Industries’ realized natural gas cost averaged $4.06 per MMBtu in the fourth quarter of 2011, compared to $4.29 during the fourth quarter of 2010.  Cash prices at Henry Hub averaged $3.31 per MMBtu in the fourth quarter, falling rapidly late in the quarter in response to mild weather and record levels of production and storage.  The company’s average gas cost in the fourth quarter reflected the fact that the company previously had fixed the price of gas associated with the large volume of attractively priced nitrogen product sales commitments made in previous quarters for shipments in the fourth quarter.

Phosphate Segment

Fourth quarter phosphate segment sales volume of 439,000 tons was eight percent lower than in the fourth quarter of 2010, with domestic volume down 39 percent and export volume up 137 percent.   Exports comprised 45 percent of total phosphate sales volume, reflecting attractive net prices and stronger buying interest outside the U.S., especially in the first half of the quarter.  By the end of the quarter, demand in North America had improved, but international demand had softened due to economic uncertainty and a stronger U.S. dollar.  Several large producers announced production curtailments near the end of the quarter, which resulted in firmer prices and greater buying activity.

Average fourth quarter price realizations of $576 per ton for diammonium phosphate (DAP) and $604 per ton for monoammonium phosphate (MAP) were about 18 percent and 21 percent higher, respectively, than average realizations in the same period last year.

Fourth quarter net sales of DAP and MAP of $255.3 million were nine percent higher than the fourth quarter of 2010, reflecting higher average selling prices.  Gross margin for the segment of $79.2 million was 25 percent higher than the result in the previous year’s fourth quarter.  As a percentage of sales, gross margin was 31 percent, compared to 27 percent in the year-earlier period, with the increase attributable to higher prices.

The company’s Plant City, Florida, phosphate complex operated at 94 percent of rated capacity during the fourth quarter of 2011.

For the full year, phosphate segment sales volume of 1.9 million tons was three percent higher than in 2010, with domestic volume down 5 percent and export volume up 19 percent.  Exports comprised 38 percent of total phosphate sales volume, compared to the prior five-year average of 32 percent.  Average price realizations for DAP and MAP in 2011 were approximately 37 percent and 33 percent higher, respectively, than in 2010.

Full year 2011 net sales of DAP and MAP of $1.1 billion were 40 percent higher than the previous year due to higher average selling prices and volumes.  Gross margin for the segment was $332.4 million, or 31 percent of sales.

Environmental, Health and Safety Performance

During the fourth quarter of 2011, the company experienced three lost time accidents (LTAs) and achieved the following safety milestones:

•                  Plant City, Florida, Phosphate Complex — one million hours worked without an LTA;

•                  Yazoo City, Mississippi, Nitrogen Complex — five years without an LTA; and

•                  Medicine Hat, Alberta, Nitrogen Complex — zero CF Industries employee recordable injuries of any kind in 2011, no LTAs and no environmental releases.

Safety remains CF Industries’ highest priority. The company implemented a new program in 2011 to identify, record and resolve potential safety hazards before they result in an accident, and experienced 83 fewer lost work days than in the previous year.

Liquidity and Financial Position

At December 31, 2011, CF Industries’ cash, cash equivalents and short-term investments totaled $1.2 billion.

As previously announced, the company repurchased 0.9 million of its common shares in the month of October at an average price of $127.32.  These transactions brought the total amount repurchased under the $1.5 billion program, which was approved by the company’s board of directors in August 2011, to 6.5 million shares at a cost of $1.0 billion.  No further repurchases were performed.

EBITDA of $870.6 million was a fourth quarter record.  Operating cash flow of $123.8 million reflected a $621 million reduction in customer deposits that resulted from the company’s decision to shrink its forward order book rather than accept temporarily reduced forward prices for its products.  Order activity since year-end has resulted in a solid and expanding order book and a growing customer deposit balance.

Dividend Payment

On February 3, 2012, CF Industries’ Board of Directors announced that it had declared the regular quarterly dividend of $0.40 per common share.  The dividend will be paid on February 29, 2012, to stockholders of record as of February 14, 2012.

Outlook

At current and forecasted crop prices, the economics available to North American farmers are extremely attractive and favor the planting of corn over soybeans.  CF Industries continues to project that U.S. farmers will plant about 93.5 million acres of corn in 2012, equal to the record established in 2007.  Recent dry weather in South America has reduced production prospects for corn and, to a lesser extent, soybeans, resulting in a rebound in crop prices.  The United States Department of Agriculture projects that the farm price for corn will average $6.20 per bushel during the 2011-2012 marketing year, which would be an all-time record.

CF Industries expects robust wholesale demand for nitrogen and phosphate fertilizers this spring.  Distributors and retailers are reluctant to take positions, but first quarter sales of UAN and urea are benefiting from application on winter wheat that was planted without nitrogen fertilizer in the fall because of dry conditions at the time.

The excellent fall ammonia season was followed by unusually high January shipments due to mild weather, leaving the company’s and other producers’ ammonia inventories depleted.  In fact, some ammonia was applied to parts of the Corn Belt in January, a rare occurrence.  The availability of ample ammonia storage capacity gives CF Industries considerable flexibility in production planning and nitrogen product mix for 2012.

Potential further delays in new nitrogen fertilizer projects elsewhere in the world are expected to keep supply and demand in reasonable balance during the first half of 2012.  North American nitrogen producers continue to experience higher floor margins as the domestic advantage to global swing producers widens.  Declining natural gas costs in North America and higher oil-linked European contract gas costs have driven the natural gas cost advantage to $9 per MMBtu or more compared to the highest-cost producers.

The company believes that North American nitrogen producers are uniquely positioned among crop nutrient suppliers to prosper during periods of changing buyer behavior.  Because nitrogen application rates are relatively inelastic, large plantings lead to a high confidence that a large amount of nitrogen will be required, weather and field conditions permitting.  In addition, U.S. reliance on imported nitrogen products generally allows North American producers to run at full capacity even in periods of reduced overall demand.

As of December 31, 2011, CF Industries had open natural gas derivatives contracts for 156 million MMBtus, covering about 65 percent of expected nitrogen production needs for 2012.  These contracts reduced the company’s exposure to potential natural gas price increases with respect to the hedged production.  Before the fourth quarter of 2011, it was the company’s practice to fix natural gas costs corresponding to forward product sales, but generally not to fix significant gas costs corresponding to other planned production.  Essentially none of the company’s gas purchases are hedged beyond 2012.

The global supply/demand balance for DAP and MAP is improving, due largely to production curtailments by several of the world’s largest producers.  CF Industries also has curtailed phosphate production partially in the first quarter by advancing the timing of scheduled plant turnarounds.  Plans for this action were finalized in December in recognition of the then-prevailing market imbalance.

Because CF Industries accepted relatively few forward orders for nitrogen and phosphate in November and December as prices were declining, its order book at the end of 2011 was smaller than is typical for this time of year, but reflected very favorable average prices and margins.  The restraint exercised in the fourth quarter preserved the company’s opportunity to benefit from recent price improvements and any future price escalation that may occur as the spring season approaches.

“Great agriculture fundamentals and declining natural gas costs set the stage for 2012 to be another great year for CF Industries,” said Wilson.  “We expect our shareholders to benefit from the supportive market environment and from the company’s unique footprint as the leading North American producer of nitrogen products.”

Management projects capital expenditures of approximately $400 million in 2012, higher than 2011 because of an increased pace of planned maintenance and some capital spending in support of expansion plans at existing facilities, which the company announced in August 2011.  Front-end engineering and design studies for expansion projects are in process and should lead to investment decisions in the second half of 2012.

Conference Call

CF Industries will hold a conference call to discuss these fourth quarter and full year results at 9:00 ET on Thursday, February 16, 2012.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

1              Throughout this release, the term “tons” refers to short tons.

2              Volumes, sales and all other financial data in this release for the full year 2010 include the results of Terra Industries beginning on April 5, 2010, when it became a subsidiary of CF Industries.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., through its subsidiaries, is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries, headquartered in Deerfield, Illinois, operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s Web site at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies. Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from our expectations include, among others:  the volatile cost of natural gas in the areas where our production facilities are principally located; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; reliance on third party transportation providers; our ability to integrate the businesses of CF Industries and Terra promptly and effectively; weather conditions; risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to greenhouse gas emissions and climate change; our inability to predict seasonal demand for our products accurately; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; risks associated with international operations; the concentration of our sales with certain large customers; losses on our investments in securities; deterioration of global market and economic conditions; our substantial indebtedness; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries Web site.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in millions, except per share amounts)
Net sales	$1,718.4	$1,237.6	$6,097.9	$3,965.0
Cost of sales	853.2	753.7	3,202.3	2,785.5
Gross margin	865.2	483.9	2,895.6	1,179.5
Selling, general and administrative	36.8	32.8	130.0	106.1
Restructuring and integration costs	0.2	3.7	4.4	21.6
Other operating - net	8.6	15.8	20.9	166.7
Total other operating costs and expenses	45.6	52.3	155.3	294.4
Equity in earnings of operating affiliates	9.5	3.4	50.2	10.6
Operating earnings	829.1	435.0	2,790.5	895.7
Interest expense	32.2	50.7	147.2	221.3
Interest income	(0.2)	(0.5)	(1.7)	(1.5)
Loss on extinguishment of debt	—	—	—	17.0
Other non-operating - net	—	(0.2)	(0.6)	(28.8)
Earnings before income taxes and equity in earnings of non-operating affiliates	797.1	385.0	2,645.6	687.7
Income tax provision	301.8	169.3	926.5	273.7
Equity in earnings of non-operating affiliates - net of taxes	6.9	11.0	41.9	26.7
Net earnings	502.2	226.7	1,761.0	440.7
Less: Net earnings attributable to noncontrolling interest	63.3	26.4	221.8	91.5
Net earnings attributable to common stockholders	$438.9	$200.3	$1,539.2	$349.2

Net earnings per share attributable to common stockholders
Basic	$6.71	$2.81	$22.18	$5.40
Diluted	$6.66	$2.78	$21.98	$5.34

Weighted average common shares outstanding
Basic	65.4	71.2	69.4	64.7
Diluted	65.9	72.0	70.0	65.4

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,207.0	$797.7
Short-term investments	—	3.1
Accounts receivable	269.4	238.9
Inventories - net	304.2	270.3
Other	18.0	31.4
Total current assets	1,798.6	1,341.4
Property, plant and equipment - net	3,736.0	3,942.3
Asset retirement obligation funds	145.4	95.0
Investments in and advances to unconsolidated affiliates	928.6	977.1
Investments in auction rate securities	70.9	102.8
Goodwill	2,064.5	2,064.5
Other assets	230.5	230.9

Total assets	$8,974.5	$8,754.0

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$327.7	$323.2
Income taxes payable	128.5	62.2
Customer advances	257.2	431.5
Notes payable	—	4.9
Deferred income taxes	90.1	38.6
Distributions payable to noncontrolling interest	149.7	78.0
Other	78.0	10.2
Total current liabilities	1,031.2	948.6
Notes payable	4.8	—
Long-term debt	1,613.0	1,954.1
Deferred income taxes	956.8	1,074.7
Other noncurrent liabilities	435.8	343.2
Equity
Stockholders’ equity	4,547.0	4,050.4
Noncontrolling interest	385.9	383.0
Total equity	4,932.9	4,433.4

Total liabilities and equity	$8,974.5	$8,754.0

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in millions)
Operating Activities:
Net earnings	$502.2	$226.7	$1,761.0	$440.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	101.3	106.3	416.2	394.8
Deferred income taxes	(49.3)	47.1	(32.9)	88.6
Stock compensation expense	2.6	2.5	10.6	8.3
Excess tax benefit from stock-based compensation	(21.5)	(4.6)	(47.2)	(5.8)
Unrealized (gain) loss on derivatives	49.7	(30.3)	77.3	(9.4)
Inventory valuation allowance	—	(0.4)	—	—
Loss on extinguishment of debt	—	—	—	17.0
Gain on sale of marketable equity securities	—	—	—	(28.3)
Loss (gain) on disposal of property, plant and equipment and non-core assets	1.4	11.1	8.8	11.0
Undistributed loss (earnings) of affiliates - net	38.0	(18.8)	(13.5)	(49.9)
Changes in (net of effects of acquisition):
Accounts receivable	(1.8)	(7.0)	(35.5)	70.6
Margin deposits	(3.0)	(0.6)	1.4	(5.1)
Inventories	36.6	3.5	(38.5)	79.8
Accrued income taxes	80.4	127.0	101.6	95.7
Accounts payable and accrued expenses	(37.3)	(4.3)	5.2	(71.3)
Customer advances - net	(621.1)	111.7	(174.3)	166.4
Other - net	45.6	(9.5)	38.7	(8.7)
Net cash provided by operating activities	123.8	560.4	2,078.9	1,194.4
Investing Activities:
Additions to property, plant and equipment	(78.0)	(69.6)	(247.2)	(258.1)
Proceeds from the sale of property, plant and equipment and non-core assets	3.4	3.8	54.7	16.5
Purchases of short-term securities	—	(3.1)	—	(28.6)
Sales and maturities of short-term and auction rate securities	1.0	18.7	37.9	238.2
Sale of marketable equity securities	—	—	—	167.1
Deposits to asset retirement obligation funds	(50.4)	(54.8)	(50.4)	(58.5)
Purchase of Terra Industries Inc. - net of cash acquired	—	—	—	(3,177.8)
Other - net	—	—	31.2	31.0
Net cash used in investing activities	(124.0)	(105.0)	(173.8)	(3,070.2)
Financing Activities:
Proceeds from long-term borrowings	—	—	—	5,197.2
Payments of long-term debt	—	(300.0)	(346.0)	(4,008.7)
Financing fees	—	—	(1.5)	(209.1)
Purchase of treasury stock	(198.3)	—	(1,000.2)	—
Dividends paid on common stock	(26.1)	(7.1)	(68.7)	(26.2)
Dividends paid to former Terra stockholders	—	—	—	(20.0)
Distributions to noncontrolling interests	(18.3)	(6.5)	(145.7)	(117.0)
Issuance of common stock	—	—	—	1,150.0
Issuances of common stock under employee stock plans	1.0	3.8	15.5	5.0
Excess tax benefit from stock-based compensation	21.5	4.6	47.2	5.8
Net cash provided by (used in) financing activities	(220.2)	(305.2)	(1,499.4)	1,977.0
Effect of exchange rate changes on cash and cash equivalents	1.3	(0.9)	3.6	(0.6)
Increase (decrease) in cash and cash equivalents	(219.1)	149.3	409.3	100.6
Cash and cash equivalents at beginning of period	1,426.1	648.4	797.7	697.1
Cash and cash equivalents at end of period	$1,207.0	$797.7	$1,207.0	$797.7

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in millions, except as noted)
Net sales	$1,463.1	$1,002.6	$5,012.1	$3,187.5
Cost of sales	677.1	582.0	2,448.9	2,160.8
Gross margin	$786.0	$420.6	$2,563.2	$1,026.7

Gross margin percentage	53.7%	42.0%	51.1%	32.2%

Tons of product sold (in thousands)	3,344	3,350	13,002	11,461

Sales volumes by product (tons in thousands)
Ammonia	874	917	2,668	2,809
Granular urea	568	591	2,600	2,602
UAN	1,586	1,447	6,241	4,843
AN	198	263	953	788
Other nitrogen products	118	132	540	419

Average selling prices (dollars per ton)
Ammonia	$633	$452	$586	$402
Granular urea	465	331	411	299
UAN	354	206	319	205
AN	258	211	260	209

Cost of natural gas (dollars per MMBtu) (1)	$4.06	$4.29	$4.28	$4.47

Average daily market price of natural gas Henry Hub (dollars per MMBtu)	$3.31	$3.78	$3.99	$4.37

Depreciation and amortization	$79.2	$74.4	$316.3	$229.2
Capital expenditures	$60.0	$53.0	$177.0	$204.9

Production volume by product (tons in thousands)
Ammonia (2)	1,791	1,860	7,244	6,110
Granular urea	642	651	2,588	2,488
UAN (32%)	1,603	1,528	6,349	4,626
AN	222	262	1,062	783

(1)            Includes gas purchases and realized gains and losses on gas derivatives.

(2)            Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in millions, except as noted)
Net sales	$255.3	$235.0	$1,085.8	$777.5
Cost of sales	176.1	171.7	753.4	624.7
Gross margin	$79.2	$63.3	$332.4	$152.8

Gross margin percentage	31.0%	26.9%	30.6%	19.7%

Tons of product sold (in thousands)	439	477	1,922	1,867

Sales volumes by product (tons in thousands)
DAP	367	354	1,468	1,412
MAP	72	123	454	455

Domestic vs. export sales (tons in thousands)
Domestic	240	393	1,197	1,259
Export	199	84	725	608

Average selling prices (dollars per ton)
DAP	$576	$490	$565	$413
MAP	604	499	565	426

Depreciation, depletion, and amortization	$14.9	$10.4	$50.7	$48.6
Capital expenditures	$12.5	$16.6	$52.0	$52.6

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine Phosphate rock	938	780	3,504	3,343

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	664	584	2,633	2,419
Phosphoric acid as P2O5 (1)	249	219	1,005	906
DAP/MAP	499	434	1,997	1,799

(1)            P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in millions)
Net earnings attributable to common stockholders	$438.9	$200.3	$1,539.2	$349.2
Interest expense (income) - net	32.0	50.2	145.5	219.8
Income taxes	306.4	172.0	932.0	276.8
Depreciation, depletion and amortization	101.3	106.3	416.2	394.8
Less: other adjustments	(8.0)	(29.3)	(47.2)	(113.6)

EBITDA	$870.6	$499.5	$2,985.7	$1,127.0

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three and twelve months ended December 31, 2011 include ($0.3) million and  $34.8 million, respectively, of impairment charge related to the permanent shutdown and removal of the methanol plant at our Woodward, nitrogen complex, $0.2 million and $4.4 million, respectively, of restructuring and integration costs, $0.3 million and $1.2 million, respectively, of Peru project development costs and $49.7 million and $77.3 million, respectively, of mark-to-market losses on derivatives.

Net earnings and EBITDA for the twelve months ended December 31, 2011 include $34.5 million of gains on the sale of non-core assets.

Net earnings and EBITDA for the three and twelve months ended December 31, 2010 include $3.7 million and $21.6 million, respectively, of restructuring and integration costs, $0.4 million and $5.8 million, respectively, of Peru project development costs, and $31.4 million and $9.6 million, respectively, of mark-to-market gains on derivatives.

Net earnings and EBITDA for the twelve months ended December 31, 2010 include $144.6 million, respectively, of business combinations costs, which includes a $123.0 million merger termination fee paid to Yara International ASA on behalf of Terra in the first quarter of 2010, a $28.3 million gain on the sale of Terra shares, a $19.4 million inventory revaluation adjustment charged to cost of sales upon the sale of Terra’s product inventory that was revalued to fair value in purchase accounting and a $17.0 million loss on extinguishment of acquired debt.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the twelve months ended December 31, 2011 include $19.9 million and for the three and twelve months ended December 31, 2010 include $12.2 million and $85.9 million, respectively, of accelerated amortization of deferred loan fees related to repayments of certain Terra acquisition financing.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of debt to net debt (net cash):

	December 31,	December 31,
	2011	2010
	(in millions)
Total debt	$1,617.8	$1,959.0
Less: cash, cash equivalents and short-term investments	1,207.0	800.8
Plus: customer advances	257.2	431.5

Net debt	$668.0	$1,589.7

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include distributions of earnings payable to noncontrolling interest holders.  We use net debt (net cash) in the evaluation of our capital structure.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

Consolidated Interest Expense:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in millions)

Interest on borrowings	$28.1	$33.7	$113.9	$114.8
Fees on ongoing financing agreements	6.1	8.3	20.4	28.3
Accelerated amortization of deferred loan fees	—	12.2	19.9	85.9
Interest capitalized and other	(2.0)	(3.5)	(7.0)	(7.7)
	$32.2	$50.7	$147.2	$221.3

Depreciation, Depletion and Amortization

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in millions)

Nitrogen segment	$79.2	$74.4	$316.3	$229.2
Phosphate segment	14.9	10.4	50.7	48.6
Corporate / unallocated	5.3	5.2	21.5	16.4
Amortization of deferred loan fees	1.9	4.1	7.8	14.7
Accelerated amortization of deferred loan fees	—	12.2	19.9	85.9
	$101.3	$106.3	$416.2	$394.8